Exhibit 99.1

IMMEDIATE RELEASE

NEWS

MAY 16, 2005

NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS RESULTS OF ANNUAL STOCKHOLDERS’ MEETING

Not All Measures Pass Due to Low Voter Participation

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of innovative software solutions and services to the wireless, wireline and IP carrier market, today announced results from the Company’s annual stockholders’ meeting on May 16, 2005.

The Company had solicited stockholder support on four proposals.  By large margins stockholders re-elected two directors, Peter J. Skinner and Steve B. Warnecke, and ratified the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2005.  The proposal to amend the Company’s Articles of Incorporation to increase the number of shares of authorized common stock, which required the affirmative vote of a majority of all outstanding shares, did not pass despite receiving support from 91% of those who voted on this proposal.  As a result, the proposal to approve the exchange of long-term notes for convertible notes, issued in connection with the Company’s recent acquisition of Tertio Telecoms Limited, which had sufficient stockholder support to pass, failed because the proposal to increase the Company’s authorized common stock, necessary to effect any future conversion, did not pass.

“We are pleased that stockholders who voted supported all four of the Company’s proposals by wide margins,” said Stephen Gartside, president and CEO.  “Even though we had great participation from our institutional stockholders, we had a large number of shares – more than 8.1 million, or 51% of the total shares outstanding – that were not voted.  In management’s view, it was a lack of significant turnout by our retail stockholders that led to a disappointing result for two important proposals.

“While the exchange of approximately $12.7 million in long-term notes for convertible notes would have strengthened our balance sheet, management is confident that we can effectively pursue our growth objectives while using cash generated from operations to service interest payments on the long-term notes,” Gartside added.

As of May 16, 2005, Evolving Systems has 16,025,602 shares of common stock outstanding and 966,666 shares of Series B Convertible Preferred Stock, convertible into approximately 2.9 million shares of common stock.

The results of today’s proxy tabulation are as follows:

Proposal #1: Election of Two Directors

Peter J. Skinner was elected to serve a three-year term.

For	14,885,090
Withheld	483,754

Steve B. Warnecke was elected to serve a three-year term.

For	15,030,717
Withheld	338,127

Proposal #2: Exchange of Long-Term Notes For Convertible Notes

Stockholders approved the exchange of long-term notes for convertible notes, but this proposal failed because Proposal #3 did not pass.

For	6,487,036
Against	1,332,103
Abstain	50,473

Proposal #3: Amend Certificate of Incorporation to Increase Authorized Shares

For	7,162,598
Against	650,230
Abstain	56,784

This proposal required “Yes” votes representing a majority (8,012,052) of the shares of the Company’s common stock issued and outstanding (16,024,102) as of the record date of March 22, 2005.

Proposal #4: Ratification of Independent Registered Public Accounting Firm

KPMG LLP was ratified as the independent registered public accounting firm for the year ended December 31, 2005.

For	15,180,948
Against	118,088
Abstain	69,808

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in 38 countries worldwide. Its portfolio includes market-leading solutions for Service Activation, Mediation & Assurance and Numbering Solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information at www.evolving.com

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth strategies and its ability to service its debt obligations are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.

For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the SEC on March 31, 2005, as well as subsequently filed Form 10-Q, and 8-K reports.

CONTACTS:

Investor Relations	Public Relations
Jay Pfeiffer	Dan La Russo
Pfeiffer High Investor Relations, Inc.	Ogilvy Public Relations Worldwide
303.393.7044	212.880.5315
jay@pfeifferhigh.com	dan.larusso@ogilvypr.com